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                                                                    EXHIBIT 11.1

                           EDUCATIONAL MEDICAL, INC.

              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE


                                                                                  THREE MONTHS
                                                   YEAR ENDED MARCH 31,         ENDED JUNE 30,
                                                 ------------------------   -----------------------
                                                    1995          1996         1995         1996
                                                 -----------   ----------   ----------   ----------
                                                                            (unaudited)  (unaudited)

Primary and fully diluted:
  Weighted average common stock and common
     stock equivalents outstanding during the
     period(1).................................    1,647,662    1,815,042   $1,647,662   $1,815,042
  Convertible Preferred Stock converted into
     Common Stock upon consummation of initial
     public offering(2)........................    1,705,082    1,705,082    1,705,082    1,705,082
  Exercise of common stock purchase warrants
     upon consummation of initial public
     offering(2)...............................    1,167,242    1,167,242    1,167,242    1,167,242
  Effect of Common Stock equivalents issued
     subsequent to August 7, 1995 computed in
     accordance with the treasury stock method
     as required by the SEC(3).................      126,538      126,538      126,538      126,538
                                                 -----------   -----------  -----------  -----------
          Total................................    4,646,524    4,813,904    4,646,524    4,813,904
                                                 ===========   ===========  ===========  ===========
Net income (loss)..............................  $(1,428,376)  $   79,424   $  (62,119)  $   65,511
                                                 ===========   ===========  ===========  ===========
Pro forma net income (loss) per share of Common
  Stock........................................  $      (.31)  $      .02   $     (.01)  $      .01
                                                 ===========   ===========  ===========  ===========
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(1) Weighted average common stock outstanding during fiscal 1995 excludes all common stock equivalents as such equivalents are antidilutive during the period.
(2) Pro forma income (loss) per share reflects preferred stock automatically converted into Common Stock and warrants to be exercised upon consummation of the initial public offering as if such conversion and exercises had occurred at the beginning of fiscal 1995.
(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, Common Stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.